Oncolytics Biotech® Secures Patent Protection to Late 2040s and Provides Intellectual Property Portfolio Update

New method of use patent covering pelareorep as an immunotherapy for cancer has been issued in several countries, with U.S. issuance expected in the near term

Three patent applications are pending, including two method of use with one expected to be converted to a Track One application this quarter

Company expects to add a new composition of matter patent covering “next generation” pelareorep

SAN DIEGO, CA, October 12, 2026 – Oncolytics Biotech® Inc. (Nasdaq: ONCY) (“Oncolytics” or the “Company”), a clinical-stage immunotherapy company developing pelareorep, today provided an update on its intellectual property strategy, outlining progress on new method of use patents and plans to expand its portfolio with composition of matter protection for a modified “next generation” pelareorep. These initiatives build on the Company’s existing manufacturing patent protection through 2044 and are intended to extend protection for specified therapeutic uses and future innovations into the late 2040s, subject to patent issuance and applicable patent terms.

A new method of use patent covering pelareorep as an immunotherapy for the treatment of cancer has been issued in several countries, and the Company expects the corresponding U.S. patent to issue in the near term. This patent is part of Oncolytics’ strategy to protect pelareorep’s therapeutic applications alongside the proprietary processes used to manufacture it.

Oncolytics has three patent application families pending, including multiple method of use patents. The expanding portfolio addresses certain combination therapies, including pelareorep in connection with immunotherapies and targeted therapies, reflecting the Company’s strategy to develop pelareorep across complementary cancer treatment approaches.

This quarter, the Company expects to convert one of these pending applications into a U.S. application submitted with a request for Track One prioritized examination. This application is directed to the use of pelareorep as a therapy that induces immunologic responses. The U.S. Patent and Trademark Office’s Track One program provides prioritized examination with a goal of reaching a final disposition within approximately 12 months after prioritized status is granted. The program can accelerate examination and provide earlier clarity on the scope of potential patent protection, supporting clinical development and partnering decisions. Prioritized examination does not guarantee patent allowance.

In parallel, Oncolytics is working with an academic partner on a modified form of pelareorep that the Company refers to as “next generation” pelareorep. The Company expects this work to support the addition of a new composition of matter patent to its portfolio, with the potential for up to 20 years of patent protection measured from the applicable filing date. The modified pelareorep is being developed with the expectation that it could provide enhanced efficacy, which will require confirmation through further studies.

“We are expanding our patent portfolio to protect how pelareorep is manufactured, how it is used to treat cancer, and the innovations that could define its next generation,” said Jared Kelly, Chief Executive Officer of Oncolytics. “Our existing manufacturing protection through 2044 provides a strong foundation. The additional method of use patents and potential new composition of matter protection are intended to extend that foundation into the late 2040s and support the long-term development and commercial potential of pelareorep.”

The Company expects the new method of use patents, once issued, to provide protection for their covered therapeutic applications into the late 2040s. The scope and duration of protection will depend on the claims ultimately granted, applicable filing dates and jurisdiction-specific patent rules. The anticipated composition of matter patent would provide a separate layer of protection for the modified pelareorep.

About Pelareorep
Pelareorep is an intravenously delivered, systemically active, investigational immunotherapy with a dual mechanism of action that selectively replicates in tumor cells while activating both innate and adaptive anti-tumor immune responses, including the upregulation of key inflammatory cytokines resulting in the formation of tertiary lymphoid structures and the expansion of tumor-infiltrating lymphocytes. It has been administered to over 1,200 patients, and clinical studies have demonstrated pelareorep’s potential to enhance the activity of checkpoint inhibitors and other anti-cancer therapies across multiple solid tumor types.

About Oncolytics Biotech Inc.
Oncolytics is a clinical-stage biotechnology company developing pelareorep, an investigational intravenously delivered double-stranded RNA immunotherapeutic agent. Pelareorep has demonstrated encouraging results in multiple first-line pancreatic cancer studies, two randomized Phase 2 studies in metastatic breast cancer, and early-phase studies in anal and colorectal cancer. It is designed to induce anti-cancer immune responses by converting immunologically inactive tumors to active through the activation of innate and adaptive immune responses.

The Company is advancing pelareorep in combination with chemotherapy and/or checkpoint inhibitors in metastatic gastrointestinal cancers, where pelareorep has received Fast Track designation from the U.S. Food and Drug Administration for colorectal, anal, and pancreatic cancer. Oncolytics is actively pursuing strategic partnerships to accelerate development and maximize commercial impact. For more about Oncolytics, please visit: www.oncolyticsbiotech.com or follow the Company on LinkedIn and on X @oncolytics.

Forward-looking statements
This press release contains forward-looking statements, within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under applicable Canadian securities laws (such forward-looking statements and forward-looking information are collectively referred to herein as “forward-looking statements”). Forward-looking statements contained in this press release include the potential clinical benefits of pelareorep; the continued clinical development of pelareorep; expectations on patent applications, issuances, uses, timing, and expansion; statements regarding beliefs as to the potential, registration, mechanism of action and benefits of pelareorep as a cancer therapeutic; the Company’s goals, strategies, and objectives; expectations around the design, milestones, anticipated timelines and expected outcomes for current and future studies; its belief in the clinical promise of pelareorep in anal, colorectal, pancreatic and other gastrointestinal cancers; and the Company’s goals and expectations for its potential registrational development path for pelareorep in multiple gastrointestinal cancers, including colorectal cancer. In any forward-looking statement in which Oncolytics expresses an expectation or belief as to future results, such expectations or beliefs are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will be achieved. These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those anticipated. These risks include, but are not limited to, regulatory outcomes, trial execution, financial resources, access to capital markets, and market dynamics. Please refer to Oncolytics’ public filings with securities regulators in the United States and Canada for more information. The Company assumes no obligation to update forward-looking statements, except as required by law.

Company Contact
Jon Patton
Director of IR & Communication
jpatton@oncolytics.com